UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2022

Chevron Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-00368	94-0890210
(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

6001 Bollinger Canyon Road,	San Ramon,	CA	94583
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (925) 842-1000

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $.75 per share	CVX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) In connection with the pending acquisition of Renewable Energy Group, Inc. (“Renewable Energy Group”) in an all-cash transaction (the “Merger”), on May 25, 2022, the Board of Directors (the “Board”) of Chevron Corporation (“Chevron”) both increased the size of the Board to 13 directors and elected Cynthia J. Warner to the Board, both actions being subject to and effective upon completion of the Merger. Subject to and effective upon completion of the Merger, Ms. Warner will serve on the Public Policy and Sustainability Committee of the Board.

Ms. Warner, 63, has served as a director and President and Chief Executive Officer of Renewable Energy Group since January 2019. Previously, Ms. Warner served as Executive Vice President, Operations for Andeavor (NYSE: ANDV) (formerly known as Tesoro Corporation) from August 2016 to October 2018 when Andeavor was acquired by Marathon Petroleum Corporation (NYSE: MPC). Prior to that, Ms. Warner served as Andeavor’s Executive Vice President, Strategy and Business Development, since October 2014. From 2012 to 2014, Ms. Warner was Chairman and Chief Executive Officer of Sapphire Energy, Inc. From 2009 to 2011, Ms. Warner was Chairman and President of Sapphire Energy. Prior to 2009, Ms. Warner was Group Vice President, Global Refining, at BP plc. Ms. Warner served as an independent member of the Board of Directors of IDEX Corporation (NYSE: IEX) from February 2013 through May 2021 and is serving at Sempra Energy (NYSE: SRE) since June 2019. Ms. Warner is also a member of the National Petroleum Council, the Vanderbilt School of Engineering Board of Advisors, and the Advisory Board of the Columbia University Center for Global Energy Policy. She has a Bachelor of Engineering degree in Chemical Engineering from Vanderbilt University and an M.B.A. from Illinois Institute of Technology.

On May 25, 2022, the Board also approved a prorated grant of the annual restricted stock unit award granted to non-employee Directors under the Chevron Non-Employee Directors’ Equity Compensation and Deferral Plan (the “NED Plan”) to be granted subject to and effective upon completion of the Merger (the “Effective Date”). The number of restricted stock units to be received by Ms. Warner shall be determined by multiplying $225,000 by a fraction, the numerator of which is the number of days remaining in the Annual Compensation Cycle (as defined in the NED Plan) beginning on the Effective Date and the denominator of which is the total number of days in the Annual Compensation Cycle, and dividing that product by the closing Chevron common stock price on the Effective Date (or if no trading of Chevron common stock is reported on that day, the preceding day on which trading was reported). Ms. Warner will also be entitled to receive the annual cash retainer for non-employee Directors of $150,000, which will be prorated.

In addition, we expect that Ms. Warner will be entitled to receive (1) cash severance equal to (i) 200% of the sum of her annual salary plus her target annual bonus and (ii) a pro-rated target bonus for the year 2022, payable in a lump-sum on the 60th day following the completion of the Merger, and (2) full accelerated vesting of her outstanding unvested equity awards following the closing of the Merger. Further, we expect that during the 24-month period following her termination of employment as Chief Executive Officer of Renewable Energy Group, Ms. Warner will be entitled to participate in Renewable Energy Group’s health and welfare plans at active employee rates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2022

CHEVRON CORPORATION
By:	/s/ Christine L. Cavallo
Christine L. Cavallo
Assistant Secretary